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                                                                    EXHIBIT 2.08


                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT dated as of June 25, 1998 (this "Agreement"), is by and among Corporate Staffing Resources, Inc., a Delaware corporation (the "Purchaser") and Scott M. Herron and Darryl Vidal (each, a "Seller" and collectively, the "Sellers").

                                    RECITALS

     A. The Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser all of the issued and outstanding capital stock of Networld Solutions, a California corporation (the "Subject Company") upon the terms and subject to the conditions contained herein (the "Acquisition").

     B. In connection with the Acquisition, the parties desire to set forth certain agreements, representations, warranties and covenants made by one or more parties to the other or others as an inducement to the consummation of the Acquisition, upon the terms and subject to the conditions contained herein.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

     1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

     "Accounts Receivable" shall have the meaning set forth in Section 5.8.

     "Adjusted Working Capital" shall have the meaning set forth in Section 2.5(d).

     "Adjusted Working Capital Deficiency" shall have the meaning set forth in
Section 2.5(c).

     "Acquisition" shall have the meaning set forth in recital A to this Agreement.

     "Advisors" shall have the meaning set forth in Section 7.1.

     "Affiliate" shall have the meaning set forth in the Exchange Act. Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managing members of a Person that is a limited liability company, shall be deemed Affiliates of such Person for all purposes hereunder.


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     "Agreement" shall mean this Stock Purchase Agreement.

     "Applicable Contract" shall mean any Contract (a) under which the Subject Company has acquired any rights, (b) under which the Subject Company has become subject to any obligation or liability, or (c) by which the Subject Company or any of the assets owned or used by it is bound.

     "Balance Sheet" shall have the meaning set forth in Section 5.4.

     "Best Efforts" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a Material Adverse Change in the benefits to such Person of this Agreement and the Transactions.

     "Breach" shall mean and a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any Transaction Documents will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     "Cash and Cash Equivalents" shall have the meaning attributed to such term under GAAP.

     "Claim" shall have the meaning set forth in Section 10.2(d).

     "Claim Notice" shall have the meaning set forth in Section 10.2(d).

     "Closing" shall have the meaning set forth in Section 4.1.

     "Closing Balance Sheet" shall have the meaning set forth in Section
2.5(a).

     "Closing Balance Sheet Date" shall mean the date immediately preceding the Closing Date.

     "Closing Date" shall have the meaning set forth in Section 11. l(d).

     "Closing Payment" shall have the meaning set forth in Section 2.3.

     "Confidential Information" shall have the meaning set forth in Section 12.10(b).

     "Consent" shall mean any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Consideration" shall have the meaning set forth in Section 2.2.

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     "Contingent Amounts" shall have the meaning set forth in Section 2.4.

     "Contract" shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

     "Copyrights" shall have the meaning set forth in Section 5.19(a).

     "Covenant Payments" shall have the meaning set forth in Section 3.1.

     "Damages" shall have the meaning set forth in Section 10.2(a).

     "Disclosure Schedules" shall mean the schedules prepared and delivered by the Sellers for and to the Purchaser and dated as of the date hereof which set forth the exceptions to the representations and warranties contained herein and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

     "EBIT" shall mean earnings before interest expense and taxes determined in accordance with GAAP.

     "Employment Agreements" shall have the meaning set forth in Section
4.3(a).

     "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

     "Environmental, Health and Safety Liabilities" shall mean any cost, damage, expense, Liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

           (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

           (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or


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      inspection costs and expenses arising under any Environmental Law or
      Occupational Safety and Health Law;

           (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any Cleanup required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

           (d) any other compliance, corrective, investigative or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

           The terms "removal," "remedial" and "response action" include the types of activities covered by CERCLA.

           "Environmental Law" shall mean all federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the Environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation
(i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, materials, wastes or other substances into the Environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, CERCLA, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

           "Financial Statements" shall have the meaning set forth in Section
5.4.

           "Fixed Amount" shall have the meaning set forth in Section 2.2.

           "GAAP" shall mean United States generally accepted accounting principles.

           "Governmental Authorization" shall mean any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.


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     "Governmental Body" shall mean any:

           (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

           (b) federal, state, local, municipal, foreign or other government;

           (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger or risk of danger or poses an unreasonable risk of harm to Persons or property on or off the Facilities or that may affect the value of the Facilities or the Subject Company.

     "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law (whether solids, liquids or gases), including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls and asbestos or asbestos-containing materials.

     "Information Technology Consulting Business" shall have the meaning set forth in Section 3.4.

     "Intellectual Property Assets" shall have the meaning set forth in Section 5.19(a).

     "IRC" shall mean the Internal Revenue Code of 1986, as amended, or any successor law.

     "IRS" shall mean the United States Internal Revenue Service or any successor agency.

     "Knowledge" shall mean and an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

           (a) such individual is actually aware of such fact or other matter;
      or

           (b) a prudent individual should be aware of such fact or other matter.


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           "Knowledge of the Sellers" or other similar phrases shall mean the
      Knowledge of any of the Sellers and the actual knowledge of any other executive officer of the Subject Company.

           "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

           "Liability" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

           "Marks" shall have the meaning set forth in Section 5.19(a).

           "Material Adverse Effect" or "Material Adverse Change" shall mean any significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, liabilities or operations of any party, its business and/or assets or on the ability of such party or its stockholders or shareholders, as the case may be, to consummate the Transactions, or any event or condition which would, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change."

           "Multiemployer Plan" shall have the meaning set forth in ERISA
      Section 3(37)(A).

           "Net Cash" shall mean the excess of (a) Cash and Cash Equivalents of the Subject Company, over (b) all Liabilities of the Subject Company for indebtedness or evidenced by a note, including indebtedness to shareholders, in each case as of the Closing Date.

           "Net Debt" shall mean the excess of (a) all Liabilities of the Subject Company for borrowed money or evidenced by a note, including indebtedness to shareholders, over (b) Cash and Cash Equivalents of the Subject Company, in each case as of the Closing Date.

           "Noncompetition Period" shall have the meaning set forth in Section 3.4.

           "Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program designed to provide safe and healthful working conditions.

           "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

           "Ordinary Course of Business" shall describe any action taken by a Person if:



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           (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

           (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; and

           (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational Documents" shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership;
(d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

     "Other Benefit Obligations" shall mean all obligations, arrangements or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees or agents, other than obligations, arrangements and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies and fringe benefits within the meaning of IRC Section 132.

     "Patents" shall have the meaning set forth in Section 5.19(a).

     "Pension Plan" shall have the meaning set forth in ERISA Section 3(2)(A).

     "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

     "Plan" shall have the meaning set forth in ERISA  Section 3(3).

     "Plan Sponsor" shall have the meaning set forth in ERISA Section
3(16)(B).

     "Post-Closing Partial Period" shall have the meaning set forth in Section 10.3(b).

     "Pre-Closing Partial Period" shall have the meaning set forth in Section 10.3(a).

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     "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Proposed Acquisition Transaction" shall have the meaning set forth in
Section 7.6.

     "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

     "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 10.2(b).

     "Qualified Plan" shall mean any Plan that meets or purports to meet the requirements of IRC Section 401(a).

     "Release" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

     "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

     "Seller Indemnified Parties" shall have the meaning set forth in Section 10.2(a).

     "Sellers" shall have the meaning set forth in the first paragraph of this Agreement.

     "Sellers' Accountant" shall have the meaning set forth in Section 2.4(c).

     "Sellers' Closing Documents" shall have the meaning set forth in Section 5.2(a).

     "Stock" shall have the meaning set forth in Section 2.1.

     "Straddle Period" shall have the meaning set forth in Section 10.3(b).

     "Subject Company" shall have the meaning set forth in Recital A of this Agreement.

     "Subsidiary" shall mean, with respect to any Person (for the purposes of this definition, the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.


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


     "Tax" or "Taxes" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other governmental charge, including without limitation income, estimated income, gross receipts, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation, interest, penalties and additions in connection therewith.

     "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

     "Territory" shall have the meaning set forth in Section 3.4.

     "Threatened" shall describe any claim, Proceeding, dispute, action or other matter if (i) any demand or statement has been made (orally or in writing) with respect to such claim, Proceeding, dispute, action or other matter, (ii) any notice has been given (orally or in writing) with respect thereto or (iii) any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

     "Threshold" shall have the meaning set forth in Section 10.2(e).

     "Title IV Plans" shall mean all Pension Plans that are subject to regulation under Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multiemployer Plans.

     "Trade Secrets" shall have the meaning set forth in Section 5.19(a).

     "Transaction Documents" shall mean this Agreement, the Employment Agreements and all instruments executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

     "Transactions" shall mean the Acquisition and the other transactions contemplated by the Transaction Documents.

     "Welfare Plan" shall have the meaning given in ERISA Section 3(1).




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                                   ARTICLE II

                           PURCHASE AND SALE OF STOCK

           2.1 Transfer of Stock.

           Upon the terms and subject to the conditions set forth herein, on the Closing Date each of the Sellers shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, all of the outstanding shares of capital stock of the Subject Company (the "Stock"), which Stock shall be owned on the Closing Date by each of the Sellers in the amounts set forth next to the name of each such Seller in Schedule 2.1.

           2.2 Consideration. Upon the terms and subject to the conditions set forth herein, in consideration for the transfer of the Stock pursuant to Section 2.1, the Purchaser shall pay to the Sellers, at the times hereafter set forth, the Closing Payment pursuant to Section 2.3, as adjusted pursuant to Section 2.5 and the Contingent Amounts pursuant to Section 2.4. The Closing Payment as adjusted pursuant to Section 2.5 is referred to herein as the "Fixed Amount" and together with the Contingent Amounts, collectively referred to as the "Consideration." The Consideration shall be allocated among the Sellers as set forth in Schedule 2.2 hereto.

           2.3 Closing Payment. On the Closing Date, the Purchaser shall pay to the Sellers an aggregate amount of $2,067,297 plus Net Cash or less Net Debt, in cash by wire transfer of immediately available funds to the account or accounts designated by the respective Sellers at least two (2) business days prior to the Closing (the "Closing Payment").

           2.4 Contingent Amounts.

           (a) On or before the times hereinafter set forth, the Purchaser shall pay to the Sellers the additional cash amounts hereinafter described (the "Contingent Amounts"):

               (i) An amount equal to seven (7) multiplied by the excess of (A) Adjusted EBIT for the 12-month period ending December 31, 1998 (the "1998 Adjusted EBIT") over (B) $302,470.

               (ii) An amount equal to six (6) multiplied by the excess of (A) Adjusted EBIT for the 12-month period ending December 31, 1999 (the "1999 Adjusted EBIT") over (B) the 1998 Base; plus

               (iii) An amount equal to five (5) multiplied by the excess of (A) Adjusted EBIT for the 12-month period ending December 31, 2000 (the "2000 Adjusted EBIT") over (B) the greater of [i] the 1998 Base or [ii] the 1999 Adjusted EBIT.



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           (b) "Adjusted EBIT" as used in determining 1998 Adjusted EBIT shall mean EBIT of the Subject Company for such period adjusted as provided in
     Schedule 2.4(A) hereto. "Adjusted EBIT" as used in determining 1999 and 2000 EBIT shall mean EBIT of the Subject Company for such period adjusted as provided in Schedule 2.4(B). The "1998 Base" shall mean the greater of
     (A) 1998 Adjusted EBIT or (B) ($302,470.

           (c) Within sixty (60) days after the end of each of the 12-month periods for the calculation of 1998, 1999 and 2000 EBIT, the Purchaser shall cause the Subject Company to prepare and deliver to the Sellers an Adjusted EBIT statement for the respective 12-month period (the "Adjusted EBIT Report"). Each Adjusted EBIT Report shall include an income statement prepared in accordance with GAAP, a listing by item and amount of each adjustment to EBIT in accordance with Schedule 2.4(A) or (B), as applicable and Purchaser's determination of the amount of the Adjusted EBIT for the applicable period. Each Adjusted EBIT Report shall be accompanied by a certificate of the Chief Financial Officer of Purchaser to the effect that the Adjusted EBIT Report presents fairly in accordance with GAAP the EBIT of the Subject Company for the period covered thereby and properly and fully reflects each adjustment required to determine Adjusted EBIT in accordance with Schedule 2.4(A) or (B), as applicable. The Sellers and a firm of independent public accountants designated by the Sellers (the "Sellers' Accountant") will be entitled to access to all relevant records and working papers of the Subject Company and its accountants to aid in their review of the Adjusted EBIT Report. The Sellers will be solely responsible for all costs of the Sellers' Accountants. Absent fraud or material misrepresentation by the Purchaser, each Adjusted EBIT Report shall be deemed to be accepted by and shall be conclusive for the purposes of determining the applicable Contingent Amount except to the extent, if any, that the Sellers or the Sellers' Accountant shall have delivered within thirty (30) days after the date on which the Adjusted EBIT Report is delivered to Sellers, a written notice to Purchaser stating each and every item to which the Sellers take exception as not being in accordance with GAAP or Schedule 2.4(A) or (B), as applicable, or as having computational errors, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not disputed shall be paid promptly). If a change proposed by the Sellers is disputed by Purchaser, then Purchaser and the Sellers shall negotiate in good faith to resolve such dispute. If, after a period of twenty (20) days following the date on which the Sellers give Purchaser notice of any such proposed change, any such proposed change still remains disputed, then Purchaser and the Sellers shall together choose an independent firm of public accountants of nationally recognized standing (the "Accounting Firm") to resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Sellers and Purchaser, and not by independent review, only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section
      2.4. All of the fees and expenses of the Accounting Firm shall be paid by Purchaser and the Sellers based on the Accounting Firm's Adjusted EBIT determination in relation to the Adjusted EBIT proposals submitted by the parties. For purposes of illustration, if Purchaser's submitted Adjusted EBIT is $1,000,000, the Sellers' submitted Adjusted EBIT


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


      is $1,100,000 and the Accounting Firm's determined Adjusted EBIT is $1,075,000, Purchaser shall pay 75% and the Sellers shall pay 25%.

           (d) Subject to the provisions of Section 2.4(f), all payments of Contingent Amounts shall be made within thirty (30) days following the applicable Adjusted EBIT Report Delivery Date. The term "Adjusted EBIT Report Delivery Date" shall mean the date by which the Adjusted EBIT Report is to be delivered as provided in Section 2.4(c); provided, however, if any change to the Adjusted EBIT Report is agreed to by Purchaser and the Sellers in accordance with this Section 2.4, then the date on which Purchaser and the Sellers agree in writing to such change shall be the Adjusted EBIT Report Delivery Date; and, provided, further, that if any dispute with respect to the Adjusted EBIT Report is resolved in accordance with this Section 2.4, then the date on which the Accounting Firm delivers its decision with respect to such dispute shall be the Adjusted EBIT Report Delivery Date; provided, however, that any amounts not disputed shall be paid promptly on March 31st.

           (e) Any portion of any Contingent Amounts not paid within 60 days following the end of the applicable 12-month period shall be payable with interest at the rate of ten percent (10%) per annum accruing from such date of the year in which the Adjusted EBIT Report is to be delivered to the date of payment.

           (f) Subordination. Each of the Sellers acknowledges, covenants and agrees that the Contingent Amounts shall be subordinated upon and pursuant to the following terms and provisions set forth in this Section 2.4(f) (collectively the "Subordination Provisions").

           (1) As used in these Subordination Provisions, the following terms shall have the following meanings:

                 "Administrative Agent" shall mean ING (U.S.) Capital
            Corporation or any subsequent administrative agent or trustee for the holders of indebtedness outstanding under a Debt Agreement.

                 "Debt Agreement" shall mean (A) that certain Amended and
            Restated Loan Agreement (as at any time amended) dated as of May 14, 1998 among Corporate Staffing Resources, Inc. (the "Purchaser"), as Borrower, ING (U.S.) Capital Corporation, a Delaware corporation, and Creditanstalt Corporate Finance, Inc., a Delaware corporation, as Co-Agents, ING (U.S.) Capital Corporation, Creditanstalt Corporate Finance, Inc. and Societe Generale, as Lenders, and ING (U.S.) Capital Corporation, as Administrative Agent (the "Loan Agreement"), or (B) any loan or similar credit agreement hereafter entered into by the Purchaser, as Borrower, evidencing a refinancing of the credit facilities of the Purchaser presently provided by the Loan Agreement described in subsection
            (A) above or (C) any other instrument, indenture or agreement evidencing or setting forth the terms and

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


            conditions of any present or future indebtedness of Purchaser for borrowed money or evidenced by notes, debentures or other debt securities.

                 "Default" means any event or condition which, after
            satisfaction of any requirement expressly set forth in the Debt Agreement for the giving of notice or the lapse of time, or both, would become an Event of Default.

                 "Event of Default" means (i) any event upon the occurrence of which Senior Creditors may accelerate the maturity of any Senior Obligations and (ii) failure to pay any Senior Obligations at maturity.

                 "Senior Creditors" shall mean the holders of indebtedness
            outstanding under a Debt Agreement and each Administrative Agent.

                 "Senior Obligations" shall mean all obligations and
            liabilities of the Purchaser under each Debt Agreement, whether for principal, interest, premium, fees, costs, taxes, indemnification or otherwise.

           (2) The Sellers hereby absolutely and irrevocably subordinate the payment and performance of the Contingent Amounts to the Senior Obligations, provided that unless and until the Administrative Agent has given written notice to the Sellers that a Default or Event of Default has occurred and is continuing, the Sellers shall be entitled to receive and retain (and the Purchaser shall pay) the Contingent Amounts as and when they become due under the terms of this Agreement (but not any prepayments). This subordination shall be continuing in nature, and shall not be affected by any bankruptcy or insolvency of the Purchaser or any of its subsidiaries. The Sellers agree that any written notice of a Default or an Event of Default which is delivered to the Sellers by the Administrative Agent shall be conclusive as to the existence thereof in the absence of a contrary determination by a court of competent jurisdiction. Upon written notice from the Administrative Agent to the Sellers that such Default or Event of Default has been cured or waived in accordance with the applicable provisions of the Debt Agreement, the Sellers may again receive payments of the Contingent Amounts as and when they become due, including Contingent Amounts the payment of which was previously suspended (but not prepayments).

           (3) In the event the Purchaser or any of its subsidiaries become debtors in any voluntary or involuntary bankruptcy proceeding, the Sellers shall have the following rights:

                 (A) The Sellers may file one or more proofs of claim in such bankruptcy with respect to the Contingent Amounts, provided that the Sellers shall not be entitled to receive payment of their claims prior to payment in full of the Senior Obligations, and, in the event of any distribution to the Sellers with respect to the Contingent Amounts at a time when any Senior Obligations remain unpaid, the Sellers shall pay over such distribution to the Senior Creditors to be applied by the

          Senior Creditors in reduction of the Senior Obligations, and the Sellers shall become subrogated to the Senior Creditors' claims to the extent of any such payments made at such time, if any, as the Senior Obligations due the Senior Creditors are fully and finally satisfied, but not sooner.

               (B) The Sellers may appear and be heard on any matter relating to their claim in any bankruptcy proceeding, but shall not seek to assert rights contrary to these Subordination Provisions.

               If the Sellers should fail to file a proof of claim within 30 days prior to the expiration of the time period within which creditors must file their proofs of claim or take any other action advisable to preserve their claims against the Purchaser within 30 days prior to the relevant bar date or other time limit, the Administrative Agent may file such claim or take such action as the attorney in fact for the Sellers. In the event of any financing of the Purchaser or any of its subsidiaries by the Senior Creditors during any bankruptcy, arrangement or reorganization proceeding with respect to the Purchaser or any of its subsidiaries, the Sellers agree that the Contingent Amounts shall be and continue to remain subordinate and subject to the subordination provided herein, and the Sellers agree to take all such actions in such proceedings as may be required in order to further effectuate and continue such subordination.

               (4) The Sellers represent and warrant to the Senior Creditors that they have not assigned or transferred the Contingent Amounts to any third party, nor do they have, or shall they assert the benefit of, (A) any lien or security interest in the property or assets of the Purchaser any of its subsidiaries or the Subject Company, (B) any agreement prohibiting the granting of any lien or security interest in the property or assets of the Purchaser or its subsidiaries or (C) any guaranty or other suretyship arrangement by any affiliate of the Purchaser in their favor. No Seller may assign or transfer any interest in the Contingent Amounts unless the assignee or transferee has first assumed the obligations of the Seller under these Subordination Provisions in a writing in form and substance acceptable to the Administrative Agent.

               (5) The Sellers agree that the Senior Creditors may at any time and from time to time, without the Sellers' consent, and without notice, do any one or more of the following in the Senior Creditors' sole and absolute discretion, and without affecting the subordination provided hereby: (A) renew, accelerate, extend the time for payment of, or increase the Senior Obligations and any or all of the obligations of the Purchaser and its Subsidiaries, of any guarantors of the obligations of the Purchaser or any of its Subsidiaries, or of any other party at any time directly or contingently liable for the payment of any of the Senior Obligations; (B) grant any other indulgence to the Purchaser or any other person in respect of any or all of the Senior Obligations or any other matter; (C) amend, alter or change in any respect whatsoever any term or provision relating to any or all of the Senior Obligations, including the rate of interest thereon; (D) substitute or add, or take any action or omit to take any action which results in the release of any one or more endorsers or guarantors of all or any part of the Senior Obligations; (E) apply any sums received from the Purchaser, any guarantor, endorser, or cosigner, or from the disposition of any collateral to any indebtedness whatsoever owing from such person or secured by such collateral in such manner and order as the Senior Creditors determine in their sole discretion, and regardless of whether such indebtedness is part of the Senior Obligations, is secured, or is due and payable; (F) permit the Purchaser and its Subsidiaries to use proceeds of the collateral for any purpose; (G) make loans or advances or other credit accommodations to the Purchaser and its Subsidiaries secured in whole or in part by the collateral or refrain from making any such loans or advances or credit accommodations; (H) accept partial payments of, compromise or settle, refuse to enforce, or release all or any parties to, any or all of the Senior Obligations; (I) settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of the Senior Obligations or the collateral in any manner permitted by applicable law;
      (J) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Senior Obligations or any guaranty of any or all of the Senior Obligations, or on which the Administrative Agent or any of the Senior Creditors at any time may have a lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property, and/or
      (K) fail to perfect, subordinate or terminate any lien in favor of the Senior Creditors. The Senior Creditors are not under and shall not hereafter be under any obligation to marshal any assets in favor of the Sellers or Shareholders or against or in payment of any or all of the Senior Obligations, and may proceed against any of the collateral in such order and manner as it elects.

           (6) Unless and until the Senior Obligations have been paid and discharged in full, the Sellers shall not seek to attach any asset of the Purchaser or any of its subsidiaries and the Sellers shall not, without the giving of ten (10) days prior written notice to the Senior Creditors, directly or indirectly take any of the following actions:

                 (A) Commence any lawsuit or legal proceeding against the
            Purchasers to collect the Contingent Amounts or attempt to collect, levy upon or foreclose upon any property or assets of the Purchaser or its subsidiaries;

                 (B) Seek the appointment of a liquidator, trustee,
            conservator, receiver, keeper or custodian for the Purchaser, any of its subsidiaries or any of its assets;

                 (C) Commence any involuntary bankruptcy or insolvency
            proceedings against the Purchaser or any of its subsidiaries; or

                 (D) Take any other enforcement action against the Purchaser or any of its subsidiaries with respect to the Contingent Amounts:

provided, however, that, notwithstanding the foregoing, if a Default or an Event of Default shall occur, the Administrative Agent may, by written notice to the Sellers, suspend Sellers' right to take any of the actions listed in clauses (A) - (D) above for a period of not greater than 180 days after the Administrative Agent gives Sellers written notice that such Default or Event of Default shall have occurred and be continuing (each, a "Blockage Period"); provided, further, however, that the Administrative Agent's right to suspend Sellers' right to take such actions as a result of a specific event or circumstance that gave rise to the Default or Event of Default shall be limited to 180 days during any consecutive 360 days. The foregoing shall not, however, limit or restrict the Administrative Agent's right to suspend the taking of such actions with respect to a Default or an Event of Default that is created by the occurrence of a different event or circumstance. Any Blockage Period shall immediately terminate in the event the Administrative Agent waives in writing, the Default or Event of Default that gives rise thereto. Notwithstanding any other provisions contained in this Subsection 6, Sellers shall have no right to take any of the actions listed in clauses (A) - (D) above if the Senior Creditors shall have elected to accelerate the maturity of the Senior Obligations until the Senior Obligations have been paid and discharged in full.

           (7) These Subordination Provisions shall be binding upon and inure to the benefit of the Sellers and the Senior Creditors and their successors and assigns. Without limiting the generality of the foregoing, the Sellers acknowledge that the Senior Creditors may freely assign their interests in the Senior Obligations, or sell participations therein. The Sellers agree that "Senior Creditor" shall refer also to any assignees or participants of any of the Senior Creditors party to any Debt Agreement. These Subordination Provisions (i) are for the sole benefit of the Senior Creditors, the Sellers and their respective successors in interest, (ii) shall be enforceable by the Senior Creditors as third party beneficiaries hereof, and (iii) may not be amended or waived as to any Secured Creditor except with the written consent of that Senior Creditor. No other person or entity shall have any rights hereunder or is a third party beneficiary.

           (8) In the event that any payment of all or any portion of the Senior Obligations is avoided or required to be returned pursuant to any of Sections 544, 545, 547, 548 or 549 of the Bankruptcy Code or for any other reason, these Subordination Provisions shall be revived and reinstated, and all such avoided or returned Senior Obligations shall be entitled to the benefits of these Subordination Provisions, and the Contingent Amounts shall be subordinated to all such avoided or returned Senior Obligations.

           (9) In the event of any action based upon or arising out of these Subordination Provisions, the prevailing party shall be entitled to recover from the non-prevailing party all out-of-pocket costs, fees and reasonable expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees.

           (10) All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given and effective upon delivery, if personally delivered or sent by telegram, telex, or telecopy, or effective three (3) business days after mailing if sent by express, certified or registered mail, to the Sellers at the address set forth in Section 12.2.

           2.5 Post-Closing Adjustment

           (a) As promptly as practicable after the Closing Date (but in no event more than sixty (60) days after the Closing Date), the Purchaser shall prepare and deliver to the Sellers a balance sheet of the Subject Company as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be prepared in accordance with GAAP, applied on a basis consistent with the Balance Sheet. The Sellers and Sellers' Accountant will be entitled to access to all relevant records and working papers of the Subject Company to aid in the review of the Closing Balance Sheet. The Sellers will be solely responsible for all costs of the Sellers' Accountant. The Closing Balance Sheet shall be deemed to be accepted by and shall be conclusive for the purposes of the adjustment described in
      Section 2.5(b) hereof with respect to the Sellers except to the extent, if any, that the Sellers shall have delivered, within thirty (30) days after the date on which the Closing Balance Sheet is delivered to the Sellers, a written notice to the Purchaser stating each and every item to which the Sellers take exception as not being in accordance with GAAP applied on a basis consistent with the Balance Sheet or as having computational errors, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not disputed shall be paid promptly). If a change proposed by the Sellers is disputed by the Purchaser then the Purchaser and the Sellers shall negotiate in good faith to resolve such dispute. If, after a period of twenty (20) days following the date on which the Sellers give the Purchaser notice of any such proposed change, any such proposed change still remains disputed, then the Purchaser and the Sellers shall together choose an independent firm of public accountants of nationally recognized standing (the "Accounting Firm") to resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Sellers and the Purchaser and not by independent review, only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section 2.5(a). All of the fees and expenses of the Accounting Firm, if any, shall be paid by the Purchaser and the Sellers in the proportions that the Accounting Firm's determination of Adjusted Working Capital Equity Deficiency bears to the Adjusted Working Capital Equity Deficiency proposals submitted by the parties to the Accounting Firm; provided, however, that, if the Accounting Firm determines that either party's position is totally correct, then the other party shall pay one hundred percent (100%) of the costs and expenses incurred by the Accounting Firm in connection with any such determination.

           (b) In the event that there is an Adjusted Working Capital Deficiency (as defined below), the Sellers shall pay to the Purchaser, as an adjustment to the Consideration, an amount equal to the Adjusted Working Capital Deficiency. Any payments required to be made by the Sellers pursuant to this Section 2.5(b) shall be made within ten (10) days after the amount of the Adjusted Working Capital Equity Deficiency has been determined pursuant to Section 2.5(a) by wire transfer of funds to an account designated by the Purchaser.

           (c) The term "Adjusted Working Capital Deficiency" shall mean the amount, if any, by which the Adjusted Working Capital of the Subject Company is less than $160,000.

           (d) The term "Adjusted Working Capital" shall mean the amount by which Accounts Receivable of the Subject Company exceeds the sum of accounts payable and accrued expenses of the Subject Company, all determined in accordance with GAAP, in each case as set forth on the Closing Balance Sheet; provided, however, that if any change to the Adjusted Working Capital is agreed to by the Purchaser and the Sellers in accordance with Section 2.5(a), or any dispute between the Purchaser and the Sellers with respect to the Adjusted Working Capital is resolved in accordance with Section 2.5(a), then "Adjusted Working Capital " shall be calculated after giving effect to any such change or resolution.

           (e) All payments required to be made pursuant to Section 2.5(b) shall bear interest at 10% per annum from the Closing Date to the date of payment.

           (f) In the event there is no Adjusted Working Capital Deficiency, the Purchaser shall cause the Subject Company to pay to the Sellers as additional Consideration, at the time hereinafter set forth, the excess, if any, of (i) the amount of the Closing Balance Sheet accounts receivable collected within 120 days following the Closing Date, over
      (ii) the sum of Closing Balance Sheet accounts payable and accrued expenses plus $160,000. Such amount, if any, shall be paid to the Sellers, as provided in Schedule 2.2, within 10 days following the expiration of the 120 day collection period and shall bear interest thereafter until paid at 10% per annum.

                                  ARTICLE III

                         SELLERS' AGREEMENTS RESPECTING
                            POST-CLOSING COMPETITION

           3.1 Reasons For Agreements. The Purchaser is making a substantial investment pursuant to this Agreement in reliance upon the fact that the knowledge and expertise developed by the Sellers in their management of the business and affairs of the Subject Company will be preserved and will not be used in competition with the Purchaser, the Subject Company or its Affiliates. It is necessary for the protection of the Purchaser, the Subject Company and its Affiliates that the Sellers provide the agreements and assurances set forth in this Article III and the Sellers do so in consideration of the additional payment by the Purchaser to each of the Sellers of Twenty-Five Thousand Dollars ($25,000) (the "Covenant Payments").

           3.2 The Sellers' Agreements. Each of the Sellers agrees that the Seller will not, directly or indirectly, except for the benefit of the Purchaser or its Affiliates, or with the consent of the Purchaser, which consent may be granted or withheld at the Purchaser's sole discretion:

           (a) during the Noncompetition Period (as defined in Section 3.4 thereof), become a stockholder, partner, member, manager, associate, employee, owner, agent, creditor, independent contractor, co-venturer, a consultant or otherwise, or encourage, counsel, advise or financially assist or support a spouse of a Seller or any other member of the immediate family that resides with him to be or become, or a Seller to himself be, or be interested in or associated with any other Person, firm or business engaged in the Information Technology Consulting Business in the Territory (both as defined in Section 3.4 hereof); provided, however, that nothing herein shall be construed to prohibit owning not more than one percent (1%) of any class of securities issued by an entity which is subject to the reporting requirements of the Securities Exchange Act of 1934 or traded in the over-the-counter market; or

           (b) during the Noncompetition Period, solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of such Seller or third parties, from parties who are, or within the preceding three hundred sixty-five (365) days were, customers of the Subject Company or any of its Affiliates any Information Technology Consulting Business transacted by or with such customer by the Subject Company, the Purchaser or any of its Affiliates; or

           (c) during the Noncompetition Period, accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of such Seller or for third parties, any such Information Technology Consulting Business from any such customers described in (b) above; or

           (d) during the Noncompetition Period, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Subject Company relating to the business or the operations, employees or customers of the Subject Company which constitutes proprietary or confidential information of the Subject Company ("Confidential Information"), including without limitation any Confidential Information contained in any customer lists, mailing lists and sources thereof, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents, and (2) from and after the date hereof, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Purchaser which constitutes Confidential Information, but excluding any Confidential Information which has become part of common knowledge or understanding in the staffing services business industry or otherwise in the public domain (other than from disclosure by Sellers in violation of this Agreement); provided, however, that this Section shall not be applicable to the extent that any of the Sellers is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after such Seller requests that the confidentiality of such Confidential Information be preserved, and in the event that the Sellers receive a subpoena or other order to produce or testify as to

      Confidential Information, the Sellers shall notify the Purchaser in order to provide the Purchaser with an opportunity to quash at the Purchaser's expense; or

           (e) during the Noncompetition Period,

                 (1) solicit, entice, persuade or induce, directly or
            indirectly, any employee or independent contractor (or person who within the preceding three hundred and sixty-five (365) days was an employee or independent contractor) of the Subject Company or any of its Affiliates to terminate his or her employment, by, or contractual relationship with, such Person or to refrain from extending or renewing the same (upon the same or new terms) or to refrain from rendering services to or for such Person or to become employed by or to enter into contractual relations with any Persons other than such Person or to enter into a relationship with a competitor of the Subject Company, the Purchaser or any of its Affiliates;

                 (2) approach any such employee or independent contractor for any of the foregoing purposes, or

                 (3) authorize or approve or assist in the taking of any such actions by any person other than the Subject Company or its Affiliates.

      3.3 Interpretation and Remedies.

           (a) The invalidity or non-enforceability of Section 3.2 in any respect shall not affect the validity or enforceability of Section 3.2 in any other respect or of any other provisions of this Article III. In the event that any provision of Section 3.2 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of Section 3.2 and, to the fullest extent permitted by law, this Section 3.2 shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable and further, to the extent permitted by law, such geographic or business scope or the duration thereof may be re-written by a court of competent jurisdiction to make such sufficiently limited to be enforceable.

           (b) The Sellers acknowledge that the Purchaser's remedy at law for any breach of the provisions of Section 3.2 is and will be insufficient and inadequate and that the Purchaser shall be entitled to equitable relief, including by way of temporary restraining order, temporary injunction, and permanent injunction, in addition to any remedies the Purchaser may have at law. If either party files suit to enforce or to enjoin the enforcement of any of the provisions of this Section 3.2, the prevailing party shall be entitled to recover, in addition to all other damages or remedies provided for herein, all of its costs incurred in prosecuting or defending such suit, including reasonable attorneys' fees.

      3.4 Definitions. "Noncompetition Period" shall mean the period commencing on the Closing Date and ending four (4) years after the Closing Date, provided, however, that if a Seller violates any of the provisions of Section 3.2, the term of the Noncompetition Period shall be automatically extended for a period of time equal to the period of the Seller's violation of any of the provisions of Section 3.2.

           "Information Technology Consulting Business" shall mean the design, maintenance or implementation of information technology networks or network solutions for clients or consulting and advice to clients with respect thereto.

           "Territory" shall mean the state of California.

      3.5 Termination of Seller's Agreements. If the Purchaser fails to pay to the Sellers any of the Contingent Amounts within one hundred twenty (120) days following the date provided in Section 2.4(d), then all of the agreements of the Sellers set forth in this Article III and all of the agreements of the Sellers set forth in Section 6 of their respective Employment Agreements shall terminate and be of no further force or effect.


                                   ARTICLE IV

                                    CLOSING

     4.1 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of the Purchaser, One Michiana Square, 100 E. Wayne Street, Suite 100, South Bend, Indiana 46601, unless the parties hereto otherwise agree.

      4.2 Deliveries at Closing.

           (a) Consideration. The Purchaser will deliver the Closing Payment (allocated among the Sellers as set forth in Schedule 2.2) to each of the Sellers.

           (b) The Purchaser will deliver the Covenant Payments to each of the Sellers.

           (c) Stock Certificates. At the Closing, the Sellers shall deliver to the Purchaser certificates evidencing the Stock (duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank).

           (d) Purchaser Certificates. The Purchaser will furnish the Sellers with such certificates of its officers and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by the Sellers, which shall include, but not be limited to a certificate executed by the Secretary or an Assistant Secretary of the Purchaser, certifying, as of the Closing Date, (A) a true and complete copy of the Organizational Documents of the Purchaser, (B) a true and complete copy of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby and (C) incumbency matters.

           (e) Sellers' Certificates. The Sellers will furnish the Purchaser with such certificates of the Sellers and the officers of the Subject Company and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by the Purchaser, which shall include, but not be limited to a certificate executed by the Secretary or an Assistant Secretary of the Subject Company certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of the Subject Company, and (B) incumbency matters;

           4.3 Other Closing Transactions.

           (a) Employment Agreements. At the Closing, the Subject Company shall enter into Employment Agreements with each of the Sellers in the form of Exhibit A hereto and employment agreements with such of the other key employees of the Subject Company identified by the Purchaser and approved by the Sellers (collectively, the "Employment Agreements").

           (b) IRC Section 338(h)(10) Election.   At the Closing, the Purchaser
      and the Sellers will execute such documents and forms as required for an effective election under Section 338(h)(10) of the IRC with respect to the Acquisition. The basis of the assets of the Subject Company shall be determined in accordance with IRC Reg. Section 1.338(b)-1(c) and shall be allocated among the assets in accordance with IRC Reg. Section 1.3338(b)-2T and 3T. The fair market value of all tangible assets has been determined to be equal to their net book value as shown on the Closing Balance Sheet. The balance of the Consideration shall be allocated to goodwill.

                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                                  THE SELLERS

     Each of the Sellers hereby, jointly and severally, represents and warrants to the Purchaser that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

           5.1 Organization and Good Standing.

           (a) The Subject Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Contracts to which it is a party. The Subject Company is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Subject Company. Schedule 5.1 contains a complete and accurate list of jurisdictions in which the Subject Company is authorized to do business.

           (b) Subsidiaries. The Subject Company has no Subsidiaries and has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

           (c)   Business.   Since its organization, the Subject Company has
      not engaged in any business other than the Information Technology Consulting Business.

           5.2 Authority; No Conflict.

           (a) This Agreement and the other Transaction Documents to which the Sellers or the Subject Company are a party (the "Sellers' Closing Documents") have been duly executed and delivered by the Sellers and the Subject Company, to the extent that they are a party thereto, and constitute the legal, valid, and binding obligations of the Sellers and/or the Subject Company, as the case may be, enforceable against the Sellers and/or the Subject Company in accordance with their respective terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Sellers and the Subject Company have all requisite power, authority and capacity to execute and deliver this Agreement and/or the Sellers' Closing Documents and to perform their respective obligations under this Agreement and the Sellers' Closing Documents.

           (b) Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement and the Sellers' Closing Documents nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time):

                 (i) contravene, conflict with or result in a violation of (A)
            any provision of the Organizational Documents of the Subject Company or (B) any resolution adopted by the board of directors of the Subject Company or the shareholders or other equity owners of the Subject Company;

                 (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Subject Company or any of the assets owned or used by the Subject Company, may be subject;

                 (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Subject Company or that otherwise relates to the business of, or any of the assets owned or used by, the Subject Company;

                 (iv) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; or

                 (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Subject Company,

except in the case of each of clauses (ii) through (v) above, for such contraventions, conflicts, violations, Liabilities, reassessments, revaluations, breaches or creations of Encumbrances which, individually and in the aggregate, would not have a Material Adverse Effect on the Subject Company.

     Except as set forth in Schedule 5.2, the Subject Company is not, nor will be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions, other than notices or Consents the absence of which would not have a Material Adverse Effect on the Subject Company.

     5.3 Capitalization. Schedule 5.3 contains a complete and accurate description of the capitalization of the Subject Company (including the identity of each shareholder (or holder of other equity interest) of the Subject Company and the number of shares (or other equity interests) held by each such Person). The Sellers have, or will have at Closing, title to all of the Stock, in each case, free and clear of all Encumbrances. All of the Stock is and will be, as of the Closing Date, duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.3, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of the Subject Company or any securities convertible into or exchangeable for shares of capital stock or other securities issued by the Subject Company, or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by the Subject Company. None of the outstanding capital stock or equity interests or other securities of the Subject Company was issued in violation of the Securities Act.

     5.4 Financial Statements. The Sellers have delivered to the Purchaser an internally prepared interim balance sheet of the Subject Company as of May 26, 1998 (the "Balance Sheet") and the related statement of income for the interim period then ended ("the "Financial Statements"). Except as provided in Schedule 5.4, the Financial Statements fairly and accurately present the financial condition and the results of operations, income, expenses, assets, liabilities and changes in stockholders' equity of the Subject Company as of the respective dates of, and for the periods referred to in, the Financial Statements, all in accordance with GAAP and reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Subject Company are required by GAAP to be included in the Financial Statements.

     5.5 Books and Records. The books of account, minute books, stock record books, and other records of the Subject Company, all of which have been made available to the Purchaser, are complete and correct in all material respects and, in all material respects, have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and, with respect to the books of account, fairly and accurately reflect the income, expenses, assets and liabilities of the Subject Company. The minute books of the Subject Company contain, in all material respects, accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of the Subject Company, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Subject Company.

     5.6 Title to Properties; Encumbrances. The Subject Company does not own, and since its inception has not owned, any real property or any interest, other than a leasehold interest, in any real property. Schedule 5.6 contains a complete and accurate list of all leasehold interests in real property owned by the Subject Company. Schedule 5.6 lists and describes all real property leased by any Subject Company. The Sellers have delivered a copy of all such leases to the Purchaser and, to the Knowledge of the Sellers, all such leases are legal, valid, binding, enforceable and in full force and effect, and following the Closing will continue to be legal, valid, binding and enforceable by the Subject Company and in full force and effect. There are no disputes, oral agreements or forbearances in effect as to any such leases. The Subject Company owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Subject Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business), which subsequently purchased or acquired properties and assets are listed in
Schedule 5.6. Except as set forth in Schedule 5.6, all material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances, except inchoate tax liens, liens for taxes not yet due and payable and liens not material in amount.

     5.7 No Undisclosed Liabilities. Except as set forth in Schedule 5.7, the Subject Company has no Liabilities required to be disclosed under GAAP except for Liabilities reflected or reserved against in the Balance Sheet and Liabilities incurred in the Ordinary Course of Business since the date thereof.

     5.8 Accounts Receivable. All Accounts Receivable of the Subject Company that are reflected on the accounting records of the Subject Company as of the Closing will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Each of the Accounts Receivable will be as of the Closing current and collectible, without any setoff, within ninety days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

     5.9 Taxes.

           (a) Except as set forth in Schedule 5.9, there have been properly completed and filed on a timely basis and in correct form all Tax Returns required to be filed by Subject Company on or prior to the date hereof. As of the time of filing, the foregoing Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status or other matters of the applicable entity or any other information required to be shown thereon. In particular, the foregoing returns are not subject to penalties under Section 6662 of the IRC, relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of law. Except as set forth in Schedule 5.9, an extension of time within which to file any Tax Return that has not been filed has not been requested or granted.

           (b) With respect to all amounts in respect of Taxes imposed on the Subject Company or for which the Subject Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons or entities (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing, all applicable Tax laws and agreements have been complied with in all material respects, and all such amounts required to be paid by the Subject Company to taxing authorities or others on or before the date hereof have been paid.

           (c) No material issues have been raised (and are currently pending) by any taxing authority in connection with any of the Tax Returns of the Subject Company. No waiver of statute of limitation with respect to any Tax Return has been given by or requested from the Subject Company. Except to the extent shown in Schedule 5.9, all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financial Statements.

           (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any of the Subject Company.

           (e) The Subject Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

           (f) The Subject Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the IRC.

           (g) The Subject Company has not agreed to make nor is the Subject Company required to make any adjustment under Section 481(a) of the IRC by reason of a change in accounting method or otherwise.

           (h) The Subject Company is not a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the IRC.

           (i) No stockholder of the Subject Company is a Person other than a United States Person within the meaning of the IRC.

           (j) The Subject Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal and applicable state income Tax purposes.

           (k) Except as set forth in Schedule 5.9, the unpaid Taxes of the Subject Company does not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Balance Sheet, as adjusted for the passage of time through the Closing, in accordance with the past custom and practice of the Subject Company.

           (l) The Subject Company has been properly treated as an S Corporation (as defined in the IRC) at all times since its incorporation.

      5.10 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any Material Adverse Change in the business, operations, properties, prospects, assets or financial condition of the Subject Company, and, to the Knowledge of the Sellers, no event has occurred or circumstance exists that may result in such a Material Adverse Change.

            5.11 Employee Benefits.

            (a) The Subject Company has never sponsored, participated in or made any contribution to any Pension Plan or assumed the obligations of any other Person with respect to any Pension Plan.

            (b) Except as set forth in Schedule 5.11, the Subject Company maintains no Welfare Plan except for a group health insurance plan.

            (c) Except as set forth in Schedule 5.11, the Company has no Other Benefit Obligations except the Networld Solutions Employee Stock Option Plan (the "Option Plan"). No person other than Darryl Vidal has been granted any rights under the Option Plan; all rights of Darryl Vidal under the Option Plan will be exercised on or before the Closing Date and the Option Plan will be terminated as of the Closing Date.

            5.12 Compliance with Legal Requirements; Governmental
Authorizations.

           (a) Except as set forth in Schedule 5.12:

                 (i) the Subject Company is, and at all times since
            incorporation has been, in all material respects, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                 (ii) to the Knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time)
            (A) may constitute or result in a violation by the Subject Company of, or a failure on the part of the Subject Company to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of the Subject Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                 (iii) the Subject Company has not received, at any time since incorporation, any written or, to the Knowledge of the Sellers, other notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential material obligation on the part of the Subject Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

           (b) Schedule 5.12 contains a complete and accurate list of each material Governmental Authorization that is held by the Subject Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Subject Company. Each

      Governmental Authorization listed or required to be listed in Schedule
      5.12 is valid and in full force and effect. Except as set forth in
      Schedule 5.12:

                 (i) the Subject Company is, and at all times since
            incorporation, has been, in all material respects, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.12;

                 (ii) to the Knowledge of the Sellers, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
            Schedule 5.12 or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.12;

                 (iii) the Subject Company has not received, at any time since incorporation, any written or, to the Knowledge of the Sellers, other notice or communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential material violation of or material failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

                 (iv) all material applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 5.12 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     The Governmental Authorizations listed in Schedule 5.12 collectively constitute all of the material Governmental Authorizations necessary to permit the Subject Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Subject Company to own and use its assets in the manner in which it currently owns and uses such assets.

           5.13 Legal Proceedings; Orders.

           (a) Except as set forth in Schedule 5.13, there is no pending
      Proceeding:

                 (i) that, to the Knowledge of the Sellers,  has been commenced by or against the Subject Company or, to the Knowledge of the Sellers, that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Subject Company; or

                 (ii) that challenges, or that may have the effect of
            preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

     To the Knowledge of the Sellers, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Sellers have delivered to the Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in
Schedule 5.13.  To the Knowledge of the Sellers, the Proceedings listed in
Schedule 5.13 will not, individually or in the aggregate, have a Material Adverse Effect on the business, operations, assets, condition or prospects of the Subject Company.

           (b) Except as set forth in Schedule 5.13:

                 (i) there is no Order to which the Subject Company or any of the assets owned or used by any of the Subject Companies, is subject;

                 (ii) none of the Sellers is subject to any Order that relates to the business of, or any of the assets owned or used by, the Subject Company; and

                 (iii) to the Knowledge of the Sellers, no officer, director, agent or employee of the Subject Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Subject Company.

           (c) Except as set forth in Schedule 5.13:

                 (i) the Subject Company is, and at all times since
            incorporation, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                 (ii) to the Knowledge of the Sellers, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Subject Company or any of the assets owned or used by the Subject Company, is subject; and

                 (iii) the Subject Company has not received, at any time since incorporation, any written or, to the Knowledge of the Sellers, other notice or communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any term or requirement of any Order to which the Subject Company or any of the assets owned or used by the Subject Company, is or has been subject.

            5.14 Absence of Certain Changes and Events.

            Except as set forth in Schedule 5.14, since the date of the Balance Sheet, the Subject Company has conducted its business only in the Ordinary Course of Business and there has not been any:

           (a) change in authorized or issued capital stock of, or other equity interests in, the Subject Company; grant of any stock option or right to purchase shares of capital stock, of or other equity interests in, the Subject Company; issuance of any security convertible into such capital stock or other equity interests; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Subject Company of any shares of any such capital stock or other equity interests; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock or other equity interests;

           (b) amendment to the Organizational Documents of the Subject
      Company;

           (c) payment or increase by the Subject Company of any bonuses, salaries, or other compensation to any stockholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance or similar Contract with any director, officer or (except in the Ordinary Course of Business) employee;

           (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Subject Company;

           (e) damage to or destruction or loss of any asset or property of the Subject Company, whether or not covered by insurance, that would have a Material Adverse Effect on the Subject Company;

           (f) entry into, termination or acceleration of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a Liability by or to the Subject Company of at least $10,000, except those entered into in the Ordinary Course of Business;

           (g) sale (other than sales in the Ordinary Course of Business), lease or other disposition of any material asset or property of the Subject Company or mortgage, pledge or imposition of any lien or other Encumbrance on any material asset or property of the Subject Company, including the sale, lease or other disposition of any of the Intellectual Property Assets;

           (h) delay or failure to repay when due any obligation, including without limitation, accounts payable and accrued expenses, except non-material obligations in the Ordinary Course of Business;

           (i) accrual of any expenses except for such accruals in the Ordinary Course of Business;

           (j) capital expenditures in excess of $10,000;

           (k) cancellation or waiver of any claims or rights with a value to the Subject Company in excess of $10,000;

           (l) any payment, discharge or satisfaction of any Liability by the Subject Company, other than the payment, discharge or satisfaction of Liabilities, in the Ordinary Course of Business;

           (m) incurrence of or increase in, any material Liability, except in the Ordinary Course of Business, or any deferred payment of or failure to pay when due, any material Liability;

           (n) material change in the accounting methods used by the Subject Company;

           (o) material disagreement or dispute with any key employee of the Subject Company with respect to compensation, equity ownership, duties or authority; or

           (p) agreement, whether oral or written, by the Subject Company to do any of the foregoing.

           5.15 Contracts; No Defaults.

           (a) Schedule 5.15 contains a complete and accurate list, and the Sellers have made available to the Purchaser true and complete copies, of:

                 (i) each written Applicable Contract that involves performance of services or delivery of goods by the Subject Company for a fixed price or a fixed deliverable;

                 (ii) each written Applicable Contract that involves
            performance of services or delivery of goods or materials to the Subject Company for a fixed price in excess of $25,000;

                 (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures of the Subject Company, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $10,000, or receipts of the Subject Company, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $20,000;

                 (iv) each lease, rental or occupancy agreement, license,
            installment and conditional sale agreement, and other Applicable Contract of the Subject Company affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 or with terms of less than one year);

                 (v) each licensing agreement or other Applicable Contract of the Subject Company with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                 (vi) each collective bargaining agreement and other Applicable
            Contract of the Subject Company to or with any labor union or other employee representative of a group of employees and each other written employment or consulting agreement with any employees or consultants;

                 (vii) each joint venture, partnership and other Applicable
            Contract of the Subject Company (however named) involving a sharing of profits, losses, costs or liabilities by the Subject Company with any other Person;

                 (viii) each Applicable Contract of the Subject Company
            containing covenants that in any way purport to restrict the business activity of the Subject Company or any Affiliate of the Subject Company or limit the freedom of the Subject Company or any Affiliate of the Subject Company to engage in any line of business or to compete with any Person;

                 (ix) each Applicable Contract of the Subject Company providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods and compensation arrangements with employees;

                 (x) each power of attorney that is currently effective and outstanding;

                 (xi) each Applicable Contract entered into other than in the
            Ordinary Course of Business that contains or provides for an express undertaking by the Subject Company to be responsible for consequential damages;

                 (xii) each Applicable Contract of the Subject Company for
            capital expenditures in excess of $10,000;

                 (xiii) each Applicable Contract which, to the Knowledge of the
            Sellers, will result in a material loss to the Subject Company;

                 (xiv) each Applicable Contract between the Subject Company and its former or current stockholders, directors, officers and employees (other than standard employment agreements previously furnished to or approved by the Purchaser);

                 (xv) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Subject Company other than in the Ordinary Course of Business; and

                 (xvi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     Schedule 5.15 sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Subject Company under the Contracts, and the place where details relating to the Contracts are located.

           (b) Except as set forth in Schedule 5.15, to the Knowledge of the Sellers, no officer, director, agent, employee, consultant or contractor of the Subject Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to (A) engage in or continue any conduct, activity or practice relating to the business of the Subject Company or (B) assign to the Subject Company or to any other Person any rights to any invention, improvement or discovery.

           (c) Except as set forth in Schedule 5.15, to the Knowledge of the Sellers, each Contract identified or required to be identified in
      Schedule 5.15 is in full force and effect and is valid and enforceable in accordance with its terms.

           (d) Except as set forth in Schedule 5.15:

                 (i) the Subject Company is in compliance with all material terms and requirements of each material Contract under which the Subject Company has any obligation or Liability or by which the Subject Company or any of the assets owned or used by the Subject Company is bound;

                 (ii) to the Knowledge of the Sellers, each other Person that has any obligation or Liability under any material Contract under which the Subject Company has any rights is in compliance with all material terms and requirements of such Contract;

                 (iii) to the Knowledge of the Sellers, no event has occurred or circumstance exists that a reasonably prudent person would conclude may contravene, conflict with, or result in a violation or breach of, or give the Subject Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; and

                 (iv) the Subject Company has not given to or received from any other Person, at any time since incorporation, any written or, to the Knowledge of the Sellers, other notice or other communication regarding any actual, alleged, possible or potential material violation or material breach of, or material default under, any Applicable Contract.

           (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Subject Company under current or completed Applicable Contracts with any Person and no such Person has made written demand for such renegotiation.

           (f) The Applicable Contracts relating to the provision of products or services by the Subject Company have been entered into in the Ordinary Course of Business and, to the Knowledge of the Sellers, have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

           5.16  Insurance.

           (a) The Subject Company has delivered to the Purchaser:

                 (i) a true and complete list of all policies of insurance to which the Subject Company is a party or under which the Subject Company or any director or officer of the Subject Company, is or has been covered by the Subject Company at any time within the three years preceding the date of this Agreement; and

                 (ii) any statement by the auditor of the Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

           (b) Schedule 5.16 describes:

                 (i) any self-insurance arrangement by or affecting the Subject
            Company, including any reserves established thereunder; and

                 (ii) any contract or arrangement, other than a policy of
            insurance, for the transfer or sharing of any risk by the Subject Company normally covered by insurance.

           (c) Schedule 5.16 sets forth, by year, for the current policy year and each of the three preceding policy years:

                 (i) a summary of the loss experience under each policy; and

                 (ii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

           (d) Except as set forth in Schedule 5.16:

                 (i) All policies to which the Subject Company is a party or that provide coverage to the Subject Company or any director or officer of the Subject Company:

                       (l) to the Knowledge of the Sellers, are valid,
                  outstanding and enforceable;

                       (2) are sufficient for compliance with all Legal
                  Requirements and Contracts to which the Subject Company is a party or by which it is bound;

                       (3) will continue in full force and effect following the
                  consummation of the Transactions; and

                       (4) do not provide for any retrospective premium
                  adjustment or other experienced-based liability on the part of the Subject Company.

                 (ii) the Subject Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                 (iii) To the Knowledge of the Sellers, the Subject Company has
            given notice to the insurer of all claims that may be insured thereby.

            5.17 Environmental Matters.

            Except as set forth in Schedule 5.17:

           (a) The Subject Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.

           (b) There are no pending or, to the Knowledge of the Sellers, Threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting (i) to the Knowledge of the Sellers, any of the Facilities or
      (ii) any other properties and assets (whether real, personal or mixed) in which the Subject Company has or had an interest.

           (c) Neither the Subject Company nor, to the Knowledge of the Sellers, any other Person for whose conduct the Subject Company is or may be held responsible, has received any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law.

           5.18 Labor Relations; Compliance; Employees. Since incorporation, the Subject Company has not been nor is a party to any collective bargaining or other similar labor Contract. Since incorporation, there has not been, there is not presently pending or existing, and, to the Knowledge of the Sellers, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any Proceeding against or affecting the Subject Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting the Subject Company or its premises or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. Except as set forth in Schedule 5.18, the Subject Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Except as set forth in
Schedule 5.18, the Subject Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
Schedule 5.18 sets forth the names of all Persons employed by the Subject Company who are expected to receive more than $50,000 annualized cash compensation for the 1998 calendar year from the Subject Company (including without limitation, salary, commission and bonus) and who are expected to be employed by the Subject Company on the Closing Date. Except as set forth in
Schedule 5.18, the Subject Company has not entered into any severance or similar arrangement in respect of any personnel that provides for any obligation (absolute or contingent) of the Subject Company or any other Person to make any payment to any such personnel following termination of employment.

            5.19 Intellectual Property.

           (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

                 (i) the corporate name of the Subject Company  and all
            fictional business names, trade names, registered and unregistered trademarks, service marks and applications owned by, used by or licensed to the Subject Company (collectively, "the Marks");

                 (ii) all of the patents, patent applications and inventions and discoveries that may be patentable of the Subject Company (collectively, "the Patents");

                 (iii) all of the copyright rights in both published works and unpublished works of the Subject Company (collectively, "the Copyrights"); and

                 (iv) all trade secrets and confidential information of  the
            Subject Company (collectively, "the Trade Secrets").

           (b) Agreements. Schedule 5.19 contains a complete and accurate list and summary description, including any royalties paid or received by the Subject Company, of all Contracts relating to the Intellectual Property Assets to which the Subject Company is a party or by which the Subject Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which the Subject Company is the licensee. There are no outstanding and, to the Knowledge of the Sellers, no Threatened disputes or disagreements with respect to any such Contract.

           (c) Know-How Necessary for the Business. Except as described in
      Schedule 5.19, the Intellectual Property Assets are all those necessary for the operation of the business of the Subject Company as it is currently conducted. The Subject Company is the owner of such right, title and interest in and to each of the Intellectual Property Assets as is necessary to conduct the business of the Subject Company.

           (d) Patents. The Subject Company has not been issued any Patents and has no Patents pending and no Patents are necessary or currently used by the Subject Company to conduct its business as it is presently conducted. No process or know-how used by the Subject Company is known to infringe or is alleged to infringe any patent or other proprietary right of any other Person.

           (e) Trademarks. The Subject Company has no Marks other than its corporate name. To the knowledge of the Sellers, the corporate name is not infringed or known to infringe any trade name of any third party.

           (f) Copyrights.  The Subject Company has no copyrights.

          (g) Trade Secrets. Except as set forth in Schedule 5.19, the Subject Company has no Trade Secrets and no Trade Secrets are necessary or currently used by the Subject Company to conduct its business as it is presently conducted.

          5.20 Certain Payments. Since incorporation, neither the Subject Company, nor any director, officer or agent of the Subject Company nor the Sellers has directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Subject Company or any Affiliate of the Subject Company or (iv) in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Subject Company.

          5.21 No Other Agreements to Sell Assets or Capital Stock of the Subject Company. Neither the Subject Company nor the Sellers have any commitment or legal obligation, absolute or contingent, to any other Person or firm, other than as contemplated by the Transactions, to sell, assign, transfer or effect a sale of any of the assets (other than inventory and products in the Ordinary Course of Business), to sell or effect a sale of the capital stock or other equity interests of the Subject Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Subject Company, to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

          5.22 Relationships with Related Persons. Except as set forth in
Schedule 5.22, neither the Subject Company nor the Sellers has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with the Subject Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Subject Company at substantially prevailing market prices and on substantially prevailing market terms or (ii) engaged in a business competing with the Subject Company with respect to any line of the products or services of the Subject Company in any market presently served by the Subject Company, except for less than one percent (1%) of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 5.22, no Seller of the Subject Company is a party to any Contract with, or has any claim or right against, the Subject Company.

          5.23 Customers and Suppliers. Schedule 5.23 contains a complete and accurate list of the five (5) largest suppliers of the Subject Company (excluding consulting contractors) during the last fiscal year, and those customers of the Subject Company which generated revenues in excess of $25,000 for the Subject Company during the last fiscal year, showing the approximate total purchases by the Subject Company from each such supplier during such fiscal year and the total sales by the Subject Company to each such customer during such fiscal year. Since the date of the Balance Sheet, there has been no adverse change in the business relationship with any supplier or customer named in Schedule 5.23 and no threat or indication that any such change is reasonably foreseeable.

     5.24 Bank Accounts. Schedule 5.24 sets forth an accurate and complete list showing the name and address of each bank in which the Subject Company has any account, safe deposit box, borrowing arrangement or certificate of deposit, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto.

     5.25 Brokers and Finders; Advisors. Neither the Sellers nor the Subject Company nor their respective agents have incurred any obligation or Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. The Sellers agree to indemnify the Purchaser and the Subject Company against and to hold the Purchaser and the Subject Company harmless from, any claims for brokerage or similar commission or other compensation which may be made against the Purchaser or the Subject Company by any third party in connection with the Transactions, which claim is based upon such third party having acted as broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of the Subject Company, the Sellers or any of their respective Affiliates.

     5.26 Disclosure. No representation or warranty of the Sellers in this Agreement and no statement in the Disclosure Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Sellers as follows:

     6.1 Organization of Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to own, lease and operate its properties and to carry on its business in the manner in which such business is now being conducted, to own the Stock being acquired in the Acquisition pursuant to this Agreement and to enter into and perform its obligations under this Agreement.

     6.2 Corporate Authority and Ability. All requisite corporate authorizations for the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions have been obtained. The Purchaser has the financial ability to perform its obligations under this Agreement.

     6.3 Authorization: No Conflict.

           (a) This Agreement constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. Upon the execution and delivery by the Purchaser of the Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except where such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Purchaser has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

           (b) Neither the execution and delivery of this Agreement by the Purchaser nor the consummation or performance of any of the Transactions by the Purchaser will give any Person the right to prevent, delay, or otherwise interfere with any of the Transactions pursuant to: (i) any provision of the Purchaser's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of the Purchaser; (iii) any Legal Requirement or Order to which the Purchaser may be subject; or (iv) any Contract to which the Purchaser is a party or by which the Purchaser may be bound, except in the case of each of clauses (iii) and (iv) above, for such contraventions, conflicts, violations, Liabilities, reassessments, revaluations, breaches or creations of Encumbrances which, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Purchaser. The Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

     6.4 Proceedings. There is no pending Proceeding that has been commenced against the Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To the Purchaser's knowledge, no such Proceeding has been Threatened.

     6.5 Investment. The Purchaser is purchasing the Stock for its own account for investment, without a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     6.6 Brokers or Finders. The Purchaser and its respective officers and agents have incurred no obligation or Liability, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through the Purchaser as a result of the action of the Purchaser or its respective officers or agents.

     6.7 Subordination Requirements. The Subordination Provisions as set forth in Section 2.4(f) are required by the Purchaser's Senior Creditors in the form and content of Section 2.4(f) as a condition of funding the Purchaser's Closing Payment to the Sellers.

                                  ARTICLE VII

                ACTIONS OF THE SELLERS AND THE PURCHASER BEFORE
                           AND AFTER THE CLOSING DATE

     Each of the Sellers and the Purchaser covenant and agree with each other as follows:

     7.1 Access and Investigation. Between the date of this Agreement and the Closing, the Sellers will (a) afford the Purchaser and its Representatives (collectively, "Advisors") full and free access to the Subject Company's personnel, properties, Contracts, books and records and other documents and data, (b) furnish the Purchaser and its Advisors with copies of all such Contracts, books and records and other existing documents and data as they may reasonably request and (c) furnish the Purchaser and its Advisors with such additional financial, operating and other data and information as they may reasonably request.

     7.2 Operation of Business. Between the date of this Agreement and the Closing, the Sellers will cause the Subject Company to:

           (a) conduct its business only in the Ordinary Course of Business;

           (b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents and maintain the relations and good will with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

           (c) confer with the Purchaser and its Advisors concerning operational matters of a material nature; and

           (d) otherwise report periodically to the Purchaser concerning the status of its business, operations and finances.

           7.3. Negative Convenants.

           (a) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Subject Company and the Sellers will not, without the prior consent of the Purchaser, take any affirmative action or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in
      Section 5.14 is likely to occur.

     7.4 Required Approvals.

     As promptly as practicable after the date of this Agreement, each party will make all filings required by Legal Requirements to be made by it in order to consummate the Transactions. Between the date of this Agreement and the Closing, the parties will (a) cooperate with respect to all filings that they may elect to make or may be required by Legal Requirements to make in connection with the Transactions and (b) cooperate in obtaining all consents identified in Schedule 5.2.

     7.5 Notification.

Between the date of this Agreement and the Closing, each party to this Agreement will promptly notify each other party hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a Breach of any of its representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided, however, that such disclosure shall not be deemed to cure any Breach of a representation or warranty. Should any such fact or condition require any change in the Disclosure Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the discovering party will promptly deliver to each other party a supplement to the Disclosure Schedules specifying such change. During the same period, each party to this Agreement will promptly notify each other party hereto of the occurrence of any Breach of any covenant or agreement by such party in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Articles VIII and IX impossible or unlikely; provided, however, that such disclosure shall not be deemed to cure any Breach of a covenant or agreement or to satisfy a condition. Each party to this Agreement shall promptly notify each other party hereto of any default, the threat or commencement of any Proceeding or any development that occurs before the Closing that could in any way materially affect such party, the business or assets of such party or the ability of such party to consummate the Transactions.

     7.6 No Negotiation.

     Until sixty (60) days from the date hereof or unless this Agreement is earlier terminated pursuant to Article XI, neither the Subject Company nor the Sellers nor any of their respective Representatives will directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from, any Person (other than the Purchaser) relating to any transaction involving the sale of all or a substantial portion of its business or assets of the Subject Company or any of its capital stock or other equity interests or any merger, consolidation, business combination or similar transaction involving the Subject Company (each such transaction referred to herein as a "Proposed Acquisition Transaction"). The Subject Company and the Sellers will immediately notify the Purchaser if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made or any information is requested with respect to any Proposed Acquisition Transaction and notify the Purchaser of the terms of any proposal which they or their respective Representatives may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.

     7.7 Best Efforts.

     Between the date of this Agreement and the Closing, each of the parties to this Agreement will use its Best Efforts to cause the conditions in Articles VIII and IX to be satisfied.

     7.8 Conduct of Subject Company's Business. From and after the Closing Date until the end of the period for the calculation of 2000 Adjusted EBIT, the Purchaser will cause the Information Technology Consulting Business of the Subject Company to be conducted by the Subject Company (and not by the Purchaser or any of its Affiliates), will maintain the separate corporate existence of the Subject Company and will not without the written consent of the Sellers transfer or dispose of any of the assets or business of the Subject Company, except in the Ordinary Course of Business, or transfer any of the employees or staffing contractors of the Subject Company.

                                  ARTICLE VIII

            CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

     The Purchaser's obligation to pay the Consideration and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

           8.1 Accuracy of Representations. All of the representations and warranties of the Sellers in this Agreement (considered collectively) and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing as if made on the Closing without giving effect to any supplement to the Disclosure Schedules.

           8.2 Sellers' and Subject Company's Performance.

           (a) All of the covenants and obligations that the Sellers and the Subject Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

           (b) The Sellers and the Subject Company must have delivered each of the documents required to be delivered by the Sellers and the Subject Company pursuant to Section 4.2.

           8.3 Consents. Each of the Consents identified in Schedule 5.2 must have been obtained and must be in full force and effect.

           8.4 Additional Documents.

           Sellers must have delivered to the Purchaser such documents as the Purchaser may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Sellers, (ii) evidencing the performance by the Subject Company and the Sellers, or the compliance by the Subject Company and the Sellers with, any covenant or obligation required to be performed or complied with by the Subject Company and the Sellers, (iii) evidencing the satisfaction of any condition referred to in this Article VIII or
(iv) otherwise facilitating the consummation of any of the Transactions.

           8.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against the Purchaser or against any Person affiliated with the Purchaser, any Proceeding (a).involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or
(b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

           8.6 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Subject Company, or (b) is entitled to all or any portion of the Consideration payable for the Stock.

                                   ARTICLE IX

                        CONDITIONS PRECEDENT TO SELLERS'
                              OBLIGATION TO CLOSE


     The Sellers' obligation to sell the Stock in exchange for the Consideration and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

     9.1 Accuracy of Representations. All of the representations and warranties of the Purchaser in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if made on the Closing, without giving effect to any supplement to the Disclosure Schedules.

           9.2 The Purchaser's Performance.

           (a) All of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

           (b) Each document required to be delivered by the Purchaser pursuant to Section 4.2 must have been delivered.

           9.3 Additional Documents.

           The Purchaser must have delivered to the Sellers such documents as the Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any of Purchaser's representations and warranties, (ii) evidencing the performance by the Purchaser of, or the compliance by the Purchaser with, any covenant or obligation required to be performed or complied with by the Purchaser, (iii) evidencing the satisfaction of any condition referred to in this Article IX or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

           9.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against the Sellers or the Subject Company any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

                                   ARTICLE X

                           INDEMNIFICATION; REMEDIES

           10.1 The representations and warranties of the Sellers and the Purchaser contained herein and the indemnification obligations of the Sellers pursuant to Section 10.2(a)(iii) shall survive until two (2) years after the Closing; provided, however, that the representations and warranties contained in
Section 5.3, Section 5.9, Section 5.11 with respect to ERISA plans  and Section
5.17 shall continue to survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof). The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation; provided, however, that any party to this Agreement who has Knowledge on or prior to the Closing Date of an inaccuracy or Breach of a representation, warranty, covenant or obligation of any other party to this Agreement shall notify such other party of such inaccuracy or Breach prior to the Closing hereunder. A failure to provide the notice required by the foregoing sentence shall preclude the party with such Knowledge from making a claim for indemnification, Damages or other remedy for such inaccuracy or Breach.

           10.2 Indemnifications.

           (a) By the Sellers. The Sellers shall indemnify, save and hold harmless the Purchaser and its Affiliates and Subsidiaries and each of their respective Representatives (individually, a "Seller Indemnified Party", and collectively, the "Seller Indemnified Parties"), from and against any and all costs, losses, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of third-party claims), including without limitation losses in connection with workers compensation claims, interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up, remedial correction or responsive action), damages to the Environment, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any Breach of any representation or warranty made by the Sellers in this Agreement; (ii) any Breach of any covenant or agreement made by the Sellers in this Agreement or any certificate delivered by the Subject Company or the Sellers at the Closing; or (iii) any services provided by the Subject Company prior to the Closing to the extent not reserved on the Closing Balance Sheet or covered by insurance.

           The term "Damages" as used in this Section 10.2 is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by an indemnified party in the absence of third party claims. Payments by any indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery. The rights and remedies provided in this Article X shall be exclusive as to any Damages incurred by a party under this Agreement; provided, however, that nothing herein shall preclude a party from exercising its rights under this Agreement and applicable law to such equitable remedies, including without limitation specific performance and injunctions.

           (b) By Purchaser. Purchaser shall indemnify, save and hold harmless the Sellers and their respective Affiliates and Representatives (the "Purchaser Indemnified Parties") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any Breach of any representation or warranty made by the Purchaser in this Agreement; or (ii) any Breach of any covenant or agreement made by the Purchaser in this Agreement.

           (c) Cooperation. An indemnified party under this Agreement shall cooperate in all reasonable respects with the indemnifying party and its Representatives (including without limitation their attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

           (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by an indemnified party hereunder against the indemnifying party, the indemnified party shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the indemnified party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2. If any lawsuit or enforcement action is filed against an indemnified party, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party have been damaged by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of their indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if they so elect at their own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of their own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.

           If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such lawsuit or action. In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.2 and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or Judgment.

     (e) Limitation on Indemnity/Commitments.

          (i) The indemnification obligation of the indemnifying party with respect to any Breach of any representation or warranty pursuant to
      Section 10.2(a)(i), (a)(iii) or (b)(i) shall be limited to Claims for Damages made prior to the last date of survival thereof referred to in
      Section 10.1. The indemnification obligation of the indemnifying party with respect to any Breach of any covenant or agreement pursuant to
      Section 10.2(a)(ii) or (b)(ii) shall survive indefinitely subject to the terms of this Agreement.

          (ii) The Seller Indemnified Parties may not recover Damages from the indemnifying party pursuant to Section 10.2(a)(i) and (iii) until the aggregate amount of Damages relating to such Claims for which the Seller Indemnified Parties, in the aggregate, are entitled to indemnification under Section 10.2(a)(i) and (iii) exceeds Twenty-Five Thousand Dollars ($25,000) (the "Threshold"); provided, however, in the event that the aggregate amount of Damages for which the Seller Indemnified Parties are seeking indemnification under Section 10.2(a)(i) exceeds such amount, the Seller Indemnified Parties may recover the full amount of such Damages; provided, further, however, that the maximum aggregate amount of such Damages for which the Sellers shall be liable shall not exceed an amount equal to the Closing Payment. The Seller Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Threshold that is applicable to Claims under Section 10.2(a)(i) and (iii) has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation and any such Claim made within such period shall, to the extent such Threshold ultimately is met, survive until its final resolution.

           (iii) The Threshold and maximum damages limitations in Section 10.2(ii) shall not apply to damages incurred in connection with arising out of or resulting from any breach of any representation or warranty made by the Sellers in Section 5.3.

           (iv) The Purchaser Indemnified Parties may not recover Damages from the Purchaser pursuant to Section 10.2(b)(i) until the aggregate amount of Damages relating to such Claims for which the Purchaser Indemnified Parties, in the aggregate, are entitled to indemnification under Section 10.2(b)(i) exceeds the Threshold; provided, however, in the event that the aggregate amount of Damages for which the Purchaser Indemnified Parties are seeking indemnification under Section 10.2(b)(i) exceeds such amount, the Purchaser Indemnified Parties may recover the full amount of such Damages; provided, further, however, that the maximum aggregate amount of Damages for which the Purchaser shall be liable pursuant to Section 10.2(b)(i) shall not exceed an amount equal to the Closing Payment. The Purchaser Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Threshold that is applicable to Claims under Section 10.2(b)(i) has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation and any such Claim made within such period shall, to the extent such Threshold ultimately is met, survive until its final resolution.

           (v) Neither (a) the termination of the representations or warranties contained herein, nor (b) the expiration of the indemnification obligations described above, will affect the rights of an indemnified party in respect of any Claim made by such indemnified party received by the Sellers prior to the expiration of the applicable survival period provided herein.

           (f) Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.2 (except to the extent any such Person is party hereto in his or her individual capacity). Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

           10.3 Tax.

           (a) Tax Indemnification. Except for Taxes that are reserved for on the Closing Balance Sheet, the Sellers shall be responsible for and pay and shall jointly and severally indemnify and hold harmless the Purchaser and the Subject Company (and each of their respective affiliates, successors and assigns) from and against (i) all Taxes imposed on the Subject Company, or for which the Subject Company is liable, with respect to (A) all periods ending on or prior to the Closing Date or (B) any period beginning before the Closing Balance Sheet Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a "Pre-Closing Partial Period"), and (ii) a prorata portion of any costs or expenses incurred by the Subject Company with respect to the Taxes indemnified hereunder. For purposes of this Section 10.3(a), Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to any period (or portion thereof) ending after the Closing Date, but shall not include amounts which would have been paid but for the application of any credit or net operating or capital loss deductions attributable to any period (or portion thereof) ending on or before the Closing Date.

           (b) Straddle Periods. Any Taxes with respect to the Subject Company that relate to a Tax period beginning on or before the Closing Date and ending after the Closing Date

     (a "Straddle Period") shall be apportioned between the Pre-Closing Partial Period and the portion of such Straddle Period beginning on the day following the Closing Date (the "Post-Closing Partial Period"), as determined from the books and records of the Subject Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date consistent with the past practices of the Subject Company. The Purchaser shall cause the Subject Company to file any Tax Returns for any Straddle Period, and the Purchaser shall pay all Taxes shown as due on any such Tax Returns. The Sellers shall pay the Purchaser all such Taxes apportioned to the Pre-Closing Partial Period (to the extent not paid by the Subject Company on or prior to the Closing Date or accrued or otherwise reflected as a Liability on the Closing Balance Sheet) due pursuant to the filing of any such Tax Returns under the provisions of this Section 10.3(b) within 15 business days of receipt of notice of such filing by the Purchaser, which notice shall set forth in reasonable detail the calculations regarding the Sellers' share of such Taxes.

           (c) Refunds. The Purchaser agrees to assign and promptly remit (and to cause the Subject Company to assign and promptly remit) all refunds (including interest thereon) net of any Tax effect to the Purchaser or the Subject Company, received by the Purchaser or the Subject Company of any Taxes attributable to any period on or prior to the Closing Date; provided, however, that the Purchaser shall be entitled to the portion of any refund resulting from a carryback (including carrybacks to periods ending on or prior to the Closing Date) of a net operating loss, net capital loss, Tax credit or similar item sustained or arising in any period ending after the Closing Date or in any Post-Closing Partial Period.

           (d) Tax Returns for Pre-Closing Periods. The Sellers shall prepare or cause to be prepared, and timely file or cause to be filed, all Tax Returns (except for any 1998 partial year Tax Return for the Subject Company arising from an election of the Purchaser) of the Subject
      Company for all taxable periods of the Subject Company ending on or prior to the Closing Date and shall pay or cause to be paid all Taxes due with respect to such Tax Returns (to the extent not paid by the Subject Company on or prior to the Closing Date or accrued or otherwise reflected as a Liability on the Closing Balance Sheet). With respect to any Tax Return of the Subject Company for a 1998 partial year period ending on or prior to the Closing Date, Sellers shall pay or cause to be paid all taxes due with respect to such period as determined from the books and records of the Subject Company for such period (to the extent not paid by the Subject Company on or prior to the Closing Date or accrued or otherwise reflected as a Liability on the Closing Balance Sheet). With respect to any such Tax Returns required to be filed by the Sellers and not required to be filed on or before the Closing Date, the Sellers shall provide the Purchaser and its authorized Representatives with copies of any such completed Tax Return at least ten (10) business days prior to the due date for filing of such Tax Return and the Purchaser and its Representatives shall have the right to review such Tax Return prior to the filing of such Tax Return. Sellers and the Purchaser agree to consult and resolve in good faith any issues arising as a result of such review.

           (e) Other Matters.  The Purchaser shall promptly notify the
      Sellers in writing upon receipt by the Purchaser or any Affiliate of the Purchaser of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Subject Company and
      (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Purchaser or any Affiliate of the Purchaser which may affect the Tax Liabilities of the Subject Company with respect to any period ending on or before the Closing Date, or any Pre-Closing Partial Period. The Sellers shall promptly notify the Purchaser in writing upon receipt by the Sellers of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Subject Company.

     The Purchaser and the Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the Subject Company for periods beginning before the Closing Date and each may participate at its own expense, provided that the Sellers shall have the right to control the conduct of any such audit or proceeding for which the Sellers (i) agree that any resulting Tax is covered by the indemnity provided in Section 10.3(a) of this Agreement and (ii) demonstrate to the Purchaser their ability to make such indemnity payment. Notwithstanding the foregoing, neither the Purchaser nor the Sellers may settle or otherwise resolve any such claim, suit or proceeding without the consent of the other party, such consent not to be unreasonably withheld.

     After the Closing Date, the Purchaser and the Sellers shall make available to the other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Subject Company and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations, including extensions thereof, or such other period as required by law. The Purchaser and the Sellers shall, if possible, make available to each other as reasonably requested by the Purchaser or the Sellers, as the case may be, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the parties hereto shall take all such reasonably necessary action.

     All sales, value added, use, state or local transfer and gains Taxes, registration, stamp and similar Taxes imposed in connection with the Transactions shall be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand.

     Any payments made to the Sellers, the Subject Company or the Purchaser pursuant to this Article X shall constitute an adjustment of the Consideration for Tax purposes and shall be treated as such by the Purchaser and the Sellers on their Tax Returns to the extent permitted by law.

     All Tax sharing or similar agreements, if any, to which the Subject Company is a party will be canceled at or prior to the Closing and neither the Purchaser nor the Subject Company shall have any obligation under any such agreement.

                                   ARTICLE XI

                                  TERMINATION

     11.1 Termination Events.


     This Agreement may, by notice given prior to or at the Closing, be terminated:

           (a) by the Sellers, on the one hand, or by the Purchaser on the other hand, if a Breach of any provision of this Agreement has been committed by the other party or its Affiliates and such Breach has not been expressly waived in writing;

           (b) (i) by the Purchaser if any of the conditions in Article VIII has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with their respective obligations under this Agreement) and the Purchaser has not expressly waived such condition in writing on or before the Closing; or (ii) by the Sellers, if any of the conditions in Article IX has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers or the Subject Company to comply with its obligations under this Agreement) and the Sellers have not expressly waived such condition in writing on or before the Closing;

           (c) by mutual consent of Purchaser and the Sellers; or

           (d) by either the Purchaser or the Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 1998 (the "Closing Date"), or such later date as the Parties may agree upon.

     11.2 Effect of Termination.

     Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 12.6, 12.9 and 12.10 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; except that the Purchaser may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly owned Subsidiary (or a partnership controlled by the Purchaser) or Subsidiaries of the Purchaser or to a successor in interest to the Purchaser which shall assume all obligations and Liabilities of the Purchaser, as the case may be, under this Agreement; provided, however, that no such assignment shall relieve the Purchaser of any obligation or liability under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     12.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

     If to the Purchaser, addressed to such Purchaser at:

         William W. Wilkinson
         Corporate Staffing Resources, Inc.
         100 E. Wayne Street, Suite 100
         One Michiana Square
         South Bend, IN 46601
         Telephone: (219) 233-8209
         Telecopy: (219) 280-2652

     with a copy to:

         Philip L. Carson
         Miller Carson Boxberger & Murphy LLP
         1400 One Summit Square
         Fort Wayne, IN 46802-3173
         Telephone: (219) 423-9411
         Telecopy: (219) 423-4329

     If to the Sellers, addressed to the Sellers at the following respective addresses:

         Scott M. Herron
         7847 Convoy Court, Suite 101
         San Diego, CA 92111

         Darryl Vidal
         18103 Skypark Circle South, Suite B-2
         Irvine, CA 92614

     With a copy to:

         Andrew M. Glatt
         Rudick Platt Glatt & Getz
         600 B. Street, Suite 1500
         San Diego, CA 92101
         Telephone (619) 233-7736
         Telecopy (619) 234-7325


or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     12.3 Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to its choice of law principles), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     12.4 Entire Agreement: Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedule and the other agreements referred to herein), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     12.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           12.6 Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions (it being understood that in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party).

           12.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

           12.8 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

           12.9 Publicity. Except as required by law, none of the Purchaser, the Subject Company nor the Sellers shall issue any press release or make any public statement regarding this Agreement and the Transactions, without prior written approval of the other parties; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. The Purchaser may, without the consent of the Sellers, issue or make an appropriate press release or public announcement after the Closing.

           12.10 Confidential Information.

           (a) No Disclosure. The parties acknowledge that the Transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates or as required by law, until such time as the parties make a public announcement regarding the Transaction as provided in Section 12.9.

           (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the Transactions, and the performance of obligations hereunder, the Purchaser acknowledges that it will have access to confidential and proprietary information relating to the Subject Company and the Sellers acknowledge that they will have access to confidential information relating to the Purchaser and its Affiliates, in each case, including technical or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Sellers and the Subject Company or the Purchaser, as the case may be, or their respective Representatives or Affiliates, which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information received by one party in connection with the Transactions which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its Representatives, (ii) was within such party's possession prior to its being furnished to such party by or on behalf of the other party in connection with the Transactions, provided that the source of such information was not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information or (iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information.

           (c) Each party shall treat all Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information, except to its Representatives and Affiliates who need to know such Confidential Information in connection with the Transactions. Each party shall use all reasonable efforts to cause its Representatives to treat all such Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information. Each party shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, the party responsible for such disclosure shall immediately notify the other party in writing and take all reasonable steps required to prevent further disclosure.

           (d) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, each party shall, and shall cause its Representatives to, return to the other party all Confidential Information (including all copies, summaries and extracts thereof) furnished to such party by the other party in connection with the Transactions.

           (e) If one party or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least forty-eight (48) hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

           12.11 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. There are no third party beneficiaries of this Agreement except the Senior Creditors as provided in Section 2.4(f); provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 10.2, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

           12.12 Service of Process; Consent to Jurisdiction.

           (a) Service of Process. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers in connection with a legal proceeding by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under Delaware law.

           (b) Consent and Jurisdiction. Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Northern District of Indiana or the United States District Court for the Southern District of California; (ii) consents to the jurisdiction of either such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in either such court.


           12.13 Attorney's Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

           12.14 Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, in no event shall any party hereto be liable for any incidental or consequential damages occasioned by any failure to perform or the breach of any obligation under this Agreement, except as provided in Section 2.4.

           12.15 Additional Survival. In addition to the survival of representations and warranties and other provisions referenced in Section 10.1 and 10.2 of this Agreement, which shall


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


survive pursuant to the terms of such Section, the obligations of the Sellers and the Purchaser contained in Sections 4.2, 12.6, 12.9 and 12.10 and in
Article II, III, subject to the provisions of Section 3.5, X and XI of this Agreement shall survive the Closing Date indefinitely.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.












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


SELLERS:                          PURCHASER:

                                  Corporate Staffing Resources, Inc.

_______________________________
Scott M. Herron
                                  ________________________________________
                                  By: William W. Wilkinson
_______________________________   Its: Chairman of the Board & Chief Executive
Darryl Vidal                      Officer














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

                               SCHEDULE 2.4(A)

                     REQUIRED ADJUSTMENTS TO EBIT - 1998

     1. All items of expense in the nature of management fees or corporate overhead of the Purchaser or its Affiliates shall be excluded.

     2. The expense of payroll, billing and other administrative services provided to the Subject Company by the Purchaser or its Affiliate in excess of the cost for which those services could be performed by the Subject Company shall be excluded.

     3. Gains and losses from the sale, disposition or destruction of assets shall be excluded.

     4. Debits or credits classified as extraordinary items shall be excluded.

     5. One-third of the compensation payable to the Sellers shall be excluded.

     6. Depreciation and amortization deductions shall be excluded to the extent they relate to increased basis in the Subject Company's assets due to the acquisition of the Subject Company by the Purchaser or the Subject Company's IRC Section 338(h)(10) election.

For the period from January 1, 1998 thru the Closing Date the following additional adjustments shall be made to EBIT:

            1. Income taxes - Herron in the amount of $15,000 shall be added back.

            2. Personal expenses in the amount of $21,500 shall be added back.

            3. Nonrecurring expenses of $19,200 shall be added back.

            4. Shareholder salary shortfall of $5,400 shall be deducted.

            5. Capitalized lease expense less depreciation, estimated at $4,333 shall be added back.

            6. Bonuses paid to key employees in June 1998 prior to the Closing Date shall be added back.








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


                               SCHEDULE 2.4(B)

                REQUIRED ADJUSTMENTS TO EBIT - 1999 AND 2000

     1. All items of expense in the nature of management fees or corporate overhead of the Purchaser or its Affiliates shall be excluded.

     2. The expense of payroll, billing and other administrative services provided to the Subject Company by the Purchaser or its Affiliate in excess of the cost for which those services could be performed by the Subject Company shall be excluded.

     3. Gains and losses from the sale, disposition or destruction of assets shall be excluded.

     4. Debits or credits classified as extraordinary items shall be excluded.

     5. One-third of the compensation payable to the Sellers shall be excluded.

     6. Depreciation and amortization deductions shall be excluded to the extent they relate to increased basis in the Subject Company's assets due to the acquisition of the Subject Company by the Purchaser or the Subject Company's IRC Section 338(h)(10) election.














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